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                                                                  Exhibit 10.9





                        Standard Representation Agreement

This agreement is made on this 20th day of December 2001 by and between Piotr Nowak ("Player") and Paragon Sports Group, Inc. / PSG ("Agent").

Player and Agent agree as follows:

1.       Representation

         Player hereby retains PSG to act as player's sole and exclusive representative for the next twenty-four (24) months to represent, advise and counsel Player in all contracts entered into with professional football/soccer clubs throughout the world and in all business affairs related to Player's status as a professional football/soccer player, including but not limited to endorsements, and promotional contracts throughout the world.

2.       Compensation for Services

         PSG shall receive a fee of ten percent (10%) of the compensation, which includes salary and signing bonuses, received by player from any contract entered into with any professional football/soccer club throughout the world, and a fee of twenty percent (20%) of the endorsement and promotional compensation received by Player from any contract throughout the world related to the Player's status as a professional football/soccer player in which negotiations, advisement or counseling for such contracts are begun or completed over the next twenty-four (24) months. All fees are to be paid in full within the term of this contract.

         All fees shall be earned and due at the time of execution of any contract entered into by Player. Player shall direct the football/soccer club, sponsor or other organization who is party to any contract with Player to make payment of fees directly to PSG at the time of execution of any contract with Player.

3.       General Terms

         (A) Player shall have final approval of all contractual terms and PSG cannot enter in to any contract without Player's approval.

         (B) Player hereby warrants that Player is free to enter into this agreement and that Player is not currently represented by or under contract for representation with any other party.














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         (C) Player acknowledges that PSG may engage professionals, including attorneys, accountants and other licensed agents to fulfill certain terms of the agreement and that PSG may assign the proceeds derived from this agreement in PSG's sole discretion.

         (D) This agreement shall be construed and interpreted according to English Law and PSG shall have the right to enforce this agreement in any country, territory, state or other municipality that PSG exclusively deems appropriate. Any and all disputes, controversies, or claims arising between Player and PSG under this agreement shall be settled by arbitration in the City of London pursuant to the laws of the International Chamber of Commerce.

         (E) This agreement may be executed via facsimile and in counterpart, and a copy of the executed agreement shall serve as an original.


         Agreed to:





         Player:  /s/ Piotr Nowak   Shep Messing: /s/ Shep Messing
                  ---------------                 ----------------------------
                                                  Chairman & CEO
                                                  Paragon Sports Group, Inc.

























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